AGREEMENT


                  AGREEMENT dated August 1, 1986, between NATIONAL FUEL GAS DISTRIBUTION CORPORATION (hereinafter called National Fuel), and JOSEPH P. PAWLOWSKI (hereinafter called the Employee).

                  1. Purpose.  The Employee is presently an employee of National
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Fuel,  having  joined  National  Fuel on August 11, 1975,  after working for and gaining valuable experience with certain previous employers. This Agreement is intended to enable the Employee to receive approximately the same benefits as he would have received under the National Fuel Gas Company Tax-Deferred Savings Plan ("TDSP") and/or under the makeup payments provided for under the National Fuel Gas Company Deferred Compensation Plan ("DCP"), as they now exist and as they may be hereafter amended (collectively, the "Plans"), if certain previous periods of employment had been with National Fuel.

                  2.  Creditable  Previous  Employment.  Twelve  (12)  years  of
                      --------------------------------
service shall constitute the years of Creditable Previous Employment.

                  3.  Equalizing  Amounts.  At such times as it is convenient to
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National,  during  the  continuance  of  this  Agreement,  National  Fuel  shall determine what Employer matching contributions were actually made with respect to the Employee for various time periods under the TDSP. National Fuel shall then calculate what Employer matching


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                                      - 2 -
contribution would have been made on behalf of the Employee under the TDSP for various time periods if the Employee had not participated in the DCP (or if DCP deferrals had instead constituted TDSP deferrals), and if the Employee's years of service for TDSP purposes were increased by his years of Creditable Previous Employment.- The difference shall be hereinafter referred to as an 'Equalizing Amount'. National Fuel shall give the Employee written notice of the Equalizing Amount.
                  4. Requirement to Purchase Stock. If, within four months after
                     -----------------------------
the employee is given notice of his Equalizing Amount for his active service, the Employee demonstrates to National Fuel that during the six-month period ending three months after he was given such notice, he has purchased National Fuel Gas Company common stock from persons other than his immediate family or any trusts or other entities he controls, at a cost (including brokerage commissions) at least equal to his Equalizing Amount, National Fuel will pay the Employee in cash his Equalizing Amount.

                  5.  Termination  of Employment.  If the Employee's  employment
                      --------------------------
with National Fuel terminates, National Fuel, as soon as it is convenient, will pay any unpaid Equalizing Amount to the Employee or, if deceased, to his executors or administrators. National Fuel may, at its election, pay the Equalizing Amount without regard to the purchase of stock


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                                      - 3 -
meeting the requirements of Paragraph 4. This Agreement shall terminate when all payments described in this Paragraph 5 have been made.


                  6. Amendment, Modification or Termination of Agreement. If the
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Plans terminate, this Agreement shall terminate as of the effective date of such
Plans' termination. National Fuel further reserves the right to amend, modify, suspend or terminate this Agreement at any time, by written notice to the Employee.


                  7. Effect on Present Plan. The  Equalizing  Amount paid to the
                     ----------------------
Employee shall be in addition to the benefits he receives or may receive under the Plans. The references contained herein to the Plans do not in any way affect or change the Plans or make this Agreement a part of the Plans. This Agreement is not intended to constitute a qualified plan under Section 401 of the Internal Revenue Code.


                  8.  Incompetence  and Incapacity.  If National Fuel determines
                      ----------------------------
that the Employee, whether or not he has terminated employment due to disability, is incompetent or otherwise is or may be incapable of receiving or intelligently utilizing such Equalizing Amount, National Fuel may pay such Equalizing Amount to such other


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                                      - 4 -
person or persons as National Fuel deems appropriate, or may pay such Equalizing Amount to the Employee if it deems this appropriate, or may withhold such payment, without liability to the Employee or any party claiming to represent him or claiming authority to receive such Equalizing Amount.


                  9.  Alienation.  Until  the  Equalizing  Amount is paid to the
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Employee under this  Agreement,  the right to receive it shall not be assignable by the Employee or be subject in any manner to alienation, sale, transfer, claims of creditors of the Employee, attachment or encumbrances of any kind.


                  10.  Miscellaneous.   This  Agreement  represents  the  entire
                       -------------
understanding of the parties and is subject to all applicable state, federal and local laws, regulations, ordinances and orders, and shall be construed in accordance with the laws of the State of New York. Payments of Equalizing Amounts hereunder shall be subject to income tax withholding and other applicable payroll taxes.




                                 NATIONAL FUEL GAS  DISTRIBUTION
                                 CORPORATION




                                 BY /s/J. M. Brown
                                    ---------------------------------------
                                        J. M. Brown


                                 Accepted By /s/Joseph P. Pawlowski
                                             ------------------------------
                                                Joseph P. Pawlowski